                                                       OMB APPROVAL
                                                   OMB Number: 3235-0145
                                                 Expires: October 31, 2002
                                                 Estimated average burden
                                                 hours per response...14.9

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.  1)*

                            OPTIMARK HOLDINGS, INC
    ------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     N/A
         ---------------------------------------------------------------
                                 (CUSIP Number)

                              December 31, 2000
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [   ] Rule 13d-1(b)
 [   ] Rule 13d-1(c)
 [ x ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No.                          13G                  Page     of    Pages
          ---------------                                     ---    ---
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Richard W. Jones  SS# ###-##-####
         442 S. Marengo Ave.
         Pasadena, CA 91101
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) [x]
         (b) [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only
  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
         USA
  ------------------------------------------------------------------------

              5.  Sole Voting Power
 Number           4,777,427
 Shares       ------------------------------------------------------------------
 Beneficially 6.  Shared Voting Power
 Owned by         N/A
 Each         ------------------------------------------------------------------
 Reporting    7.  Sole Dispositive Power
 Person           4,777,427
              ------------------------------------------------------------------
              8.  Shared Dispositive Power
                  N/A
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         4,777,427
  ------------------------------------------------------------------------

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         N/A
  ------------------------------------------------------------------------

    11.  Percent of Class Represented by Amount in Row (9)  13.05%
  ------------------------------------------------------------------------

    12.  Type of Reporting Person (See Instructions)    OTHER - 00
  ------------------------------------------------------------------------

 Item 1.

         (a) Name of Issuer
             OPTIMARK HOLDINGS, INC

         (b) Address of Issuer's Principal Executive Offices
             10 Exchange Place
             24th Floor
             Jersey City, NJ 07302
 Item 2.

         (a) Name of Person Filing
             Richard W. Jones

         (b) Address of Principal Business Office or, if none, Residence 442 S. Marengo Ave.
             Pasadena, CA 91101

         (c) Citizenship
             USA

         (d) Title of Class of Securities
             Common Stock

        (e) CUSIP Number
            N/A

Item 3. If this statement is filed pursuant to Sec. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [   ] Broker or dealer registered under section 15 of the Act (15
                   U.S.C. 78o).

         (b) [   ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).

         (c) [   ] Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c).
         (d) [   ] Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e) [   ] An investment adviser in accordance with
                   Sec. 240.13d-1(b)(1)(ii)(E);
         (f) [   ] An employee benefit plan or endowment fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F);
         (g) [   ] A parent holding company or control person in accordance with Sec. 240.13d-1(b)(1)(ii)(G);
         (h) [   ] A savings associations as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [   ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [ X ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

 Item 4. Ownership.

 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
         (a) Amount beneficially owned: 4,777,427
                                       -------------------------.
         (b) Percent of class:          13.05 %
                                       -------------------------.
         (c) Number of shares as to which the person has:
             (i)   Sole power to vote or to direct the vote
                                        4,777,427
                                       -------------------------.

             (ii)  Shared power to vote or to direct the vote
                                        N/A
                                       -------------------------.

             (iii) Sole power to dispose or to direct the disposition of
                                        4,777,427
                                       -------------------------.

             (iv)  Shared power to dispose or to direct the disposition of
                                        N/A
                                       -------------------------.

 Instruction. For computations regarding securities which represent a right to acquire an underlying security see Sec. 240.13d3(d)(1).

 Item 5. Ownership of Five Percent or Less of a Class

 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
 percent of the class of securities, check the following [   ].

 Item 6. Ownership of More than Five Percent on Behalf of Another Person.


 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

 Item 8. Identification and Classification of Members of the Group

 Item 9. Notice of Dissolution of Group

Item 10. Certification


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                             2-15-01
                                             -----------------------------------
                                                              Date


                                                     /s/ Richard W. Jones
                                             -----------------------------------
                                                            Signature

                                                        Private Investor
                                             -----------------------------------
                                                           Name/Title